EXHIBIT 16.1


                   LETTER RE: CHANGE IN CERTIFYING ACCOUNTANTS






                 [Wolinetz, Lafazan & Company, P.C. Letterhead]


May 2, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with copies of the response to Item 4 of Zenascent, Inc.'s Form 8-K for the event that occurred on May 2, 2002, to be filed by our former client, Zenascent, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



/s/Wolinetz, Lafazan & Company, P.C.
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Wolinetz, Lafazan & Company, P.C.